EXHIBIT 3(c)

                             CERTIFICTE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              GUILFORD MILLS, INC.

         GUILFORD MILLS, INC., a corporation organized and existing under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), does hereby certify:

         FIRST:   That the Board of Directors of the Corporation,  at a Special
Meeting,   adopted  the  following   resolution  to  amend  the  Certificate  of
Incorporation of the Corporation:

         RESOLVED, that it is in the best interest of the Corporation that the first sentence of Article FOURTH of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

                  FOURTH:  The  Corporation  shall be  authorized  to issue  two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock"; the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be forty-one million (41,000,000); the total number of shares of Common Stock shall be forty million (40,000,000) and the par value of each share of Common Stock shall be two cents ($.02); and the total number of shares of Preferred Stock shall be one million (1,000,000) and the par value of each share of Preferred stock shall be one dollar ($1.00).

         SECOND: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Guilford Mills, Inc. has caused this Certificate to be signed by Charles A. Hayes, its Chairman, and attested by Sherry R. Jacobs, its Secretary, this 14th day of January, 1988.

                                                        GUILFORD MILLS, INC.

                                              By:      /s/ Charles A. Hayes
                                                       ---------------------
                                                       Charles A. Hayes
                                                       Chairman of the Board

ATTEST:

By:  /s/ Sherry R. Jacobs
     --------------------
         Sherry R. Jacobs
         Secretary